                                                                      Exhibit 11
                      UAL Corporation and Subsidiary Companies

                Calculation of Fully Diluted Net Earnings Per Share
                          (In Millions, Except Per Share)


                                                     Year Ended December 31
                                                 1994(1)    1993(1)    1992(1)
Earnings or loss:
  Earnings (loss) before extraordinary item and
    cumulative effect of accounting changes      $   14     $  (31)    $  (417)
  Interest on Air Wis convertible debentures,
    net of income tax                                -           2           2
  Earnings (loss) before cumulative effect of
    accounting changes for fully diluted
    calculation                                      14        (29)       (415)
  Extraordinary loss on early
    extinguishment of debt                           -         (19)         -
  Cumulative effect of accounting changes           (25)        -         (540)
  Net loss for fully diluted calculation         $  (11)    $  (48)    $  (955)

Shares:
  Average number of shares of common
    stock outstanding during the year              18.8       24.3        24.1
  Average number of shares of ESOP preferred
    stock outstanding during the year               0.3         -           -
  Additional shares assumed issued at the date
    of issuance for conversion of convertible
    preferred stock                                  -         3.4          -
  Additional shares assumed issued at the
    beginning of the year (or at the date of
    merger) for conversion of Air Wis
    convertible debentures                           -         0.1         0.1
  Additional shares assumed issued at the
    beginning of the year (or at the date of
    issuance) for exercises of dilutive stock
    options and stock award plans (after
    deducting shares assumed purchased
    under the treasury stock method)                0.3        0.6         0.3
  Average number of shares for fully
    diluted calculation                            19.4       28.4        24.5

Fully diluted per share amounts:
  Earnings (loss) before extraordinary item and
    cumulative effect of accounting changes      $ 0.74     $(1.02)    $(16.96)
  Extraordinary loss on early
    extinguishment of debt                           -       (0.66)         -
  Cumulative effect of accounting changes         (1.33)        -       (22.00)
  Net loss                                       $(0.59)    $(1.68)    $(38.96)


(1)   This calculation is submitted in accordance with Regulation S-K item
      601(b)(11), although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an antidilutive result.